Exhibit 99.1

News Release
Contacts:
Dana Ripley	Jennifer Thompson
Media	Investors/Analysts
(612) 303-3167	(612) 303-0778

U.S. BANCORP REPORTS FOURTH QUARTER AND FULL YEAR 2017 EARNINGS

Record Earnings Per Diluted Common Share for Full Year 2017

Full year return on average assets of 1.39 percent and average common equity of 13.8 percent

Returned 77 percent of full year earnings to shareholders

MINNEAPOLIS, January 17, 2018 — U.S. Bancorp (NYSE: USB) today reported net income of $1,682 million for the fourth quarter of 2017, or $0.97 per diluted common share, compared with $1,478 million, or $0.82 per diluted common share, in the fourth quarter of 2016. The fourth quarter of 2017 included notable items related to the impacts of tax reform, a special employee bonus, a charitable contribution to the U.S. Bank Foundation, and a regulatory and legal accrual that, combined, increased diluted earnings per common share by $0.09.

Highlights for the full year of 2017 included:

•	Record diluted earnings per common share of $3.51, record net revenue of $22,057 million, and record net income of $6,218 million. Earnings to common shareholders were $3.42 per diluted common share for 2017, excluding notable items.

•	Industry-leading return on average assets of 1.39 percent and return on average common equity of 13.8 percent (1.35 percent and 13.4 percent, respectively, excluding notable items)

•	Returned 77 percent of 2017 earnings to shareholders through dividends and share buybacks

Highlights for the fourth quarter of 2017 included:

•	Record net revenue, both as reported and excluding notable items

•	Diluted earnings per common share of $0.88 in the fourth quarter of 2017, excluding notable items

•	Return on average assets of 1.46 percent and return on average common equity of 14.7 percent (1.33 percent and 13.4 percent, respectively, excluding notable items)

•	Returned 72 percent of fourth quarter earnings to shareholders through dividends and share buybacks

•	Net interest income grew 6.4 percent year-over-year and 0.3 percent on a linked quarter basis

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U.S. Bancorp Reports Fourth Quarter 2017 Results

January 17, 2018

•	Net interest margin of 3.08 percent for the fourth quarter of 2017 was 10 basis points higher than the fourth quarter of 2016 and 2 basis points lower than the third quarter of 2017

•	Positive operating leverage in the fourth quarter of 2017, on a year-over-year basis, excluding notable items

•	Nonperforming assets decreased 25.1 percent on a year-over-year basis and 4.1 percent on a linked quarter basis

•	Average total loans grew 2.6 percent over the fourth quarter of 2016 and 0.8 percent on a linked quarter basis

•	Average total commercial loans grew 4.0 percent over the fourth quarter of 2016 and 1.0 percent on a linked quarter basis

•	Average total other retail loans grew 6.0 percent over the fourth quarter of 2016 and 1.9 percent on a linked quarter basis

•	Strong capital position. At December 31, 2017, the estimated common equity tier 1 capital to risk-weighted assets ratio was 9.1 percent using the Basel III fully implemented standardized approach and was 11.6 percent using the Basel III fully implemented advanced approaches method.

EARNINGS SUMMARY								Table 1

($ in millions, except per-share data)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q17 vs	4Q17 vs	Full Year	Full Year	Percent
	2017	2017	2016	3Q17	4Q16	2017	2016	Change
Net income attributable to U.S. Bancorp	$1,682	$1,563	$1,478	7.6	13.8	$6,218	$5,888	5.6
Diluted earnings per common share	$.97	$.88	$.82	10.2	18.3	$3.51	$3.24	8.3
Return on average assets (%)	1.46	1.38	1.32			1.39	1.36
Return on average common equity (%)	14.7	13.6	13.1			13.8	13.4
Net interest margin (%)	3.08	3.10	2.98			3.06	3.01
Efficiency ratio (%) (a)	70.0	54.3	55.3			58.8	54.9
Tangible efficiency ratio (%) (a)	69.2	53.5	54.5			58.0	54.0
Dividends declared per common share	$.30	$.30	$.28	—	7.1	$1.16	$1.07	8.4
Book value per common share (period end)	$26.34	$25.98	$24.63	1.4	6.9

(a)	See Non-GAAP Financial Measures reconciliation on page 23

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U.S. Bancorp Reports Fourth Quarter 2017 Results

January 17, 2018

Net income attributable to U.S. Bancorp was $1,682 million for the fourth quarter of 2017, 13.8 percent higher than the $1,478 million for the fourth quarter of 2016, and 7.6 percent higher than the $1,563 million for the third quarter of 2017. Diluted earnings per common share of $0.97 in the fourth quarter of 2017 were $0.15 higher than the fourth quarter of 2016 and $0.09 higher than the third quarter of 2017. The fourth quarter of 2017 included $0.09 of notable items, including a benefit of $910 million related to the estimated impact of tax reform on the Company’s tax related assets and liabilities, partially offset by a $608 million accrual for regulatory and legal matters, and $152 million, net of tax, for a charitable contribution to the U.S. Bank Foundation and a special bonus to certain eligible employees. The regulatory and legal accrual is related to previously disclosed matters related to Bank Secrecy Act/anti-money laundering compliance program adequacy and investigations by the United States Attorney’s Office in Manhattan into that program and U.S. Bank National Association’s legacy banking relationship with payday lending businesses associated with a former customer. The increase in net income year-over-year was primarily due to total net revenue growth, including an increase in net interest income of 6.4 percent, mainly a result of the impact of rising interest rates and loan growth. Noninterest income increased 0.4 percent principally due to higher payment services revenue, trust and investment management fees and deposit service charges, mostly offset by a decrease in mortgage banking revenue and lower equity investment income. Excluding the notable items, the increase in total net revenue was partially offset by higher noninterest expense, primarily due to increased compensation expense related to hiring to support business growth and compliance programs, merit increases, variable compensation related to revenue growth and higher employee benefits expense, partially offset by lower professional services expense driven by lower consulting costs for risk and compliance programs. Excluding notable items, net income decreased slightly on a linked quarter basis principally due to a seasonal increase in noninterest expense of 2.5 percent driven by seasonally higher costs related to investments in tax-advantaged projects in addition to higher employee benefits and professional services expense. These increases were partially offset by an increase in total net revenue of 0.5 percent, reflecting an increase in net interest income of 0.3 percent primarily driven by loan growth, and an increase in noninterest income of 0.8 percent related to higher trust and investment management fees and payment services revenue.

U.S. Bancorp President and Chief Executive Officer Andy Cecere said, “Our fourth quarter results were a strong end to what was a record year for U.S. Bancorp on several measures: we delivered record net revenue, net income, and diluted earnings per common share. Excluding notable items, our fourth quarter performance metrics were highlighted by a return on average common equity of 13.4 percent and a return on

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U.S. Bancorp Reports Fourth Quarter 2017 Results

January 17, 2018

average assets of 1.33 percent. In the fourth quarter we returned 72 percent of earnings to shareholders through dividends and share buybacks.

“The economic backdrop is favorable, and tax reform legislation enacted late last year has provided us an opportunity to accelerate investment in our businesses, our people, and our communities, while at the same time enhancing shareholder value through the potential for increased payouts. We previously announced that we will raise our minimum wage in the United States to $15 per hour, provide one-time bonuses to certain eligible employees, and contribute an additional $150 million to the U.S. Bank Foundation, which will help revitalize our communities for years to come. With the ongoing benefit provided by a lower corporate tax rate we plan to increase our investments in technology and innovation, with a focus on enhancing the customer experience and improving operational efficiency that drives long-term growth and creates value for shareholders.

“The successes of 2017 were a direct result of the outstanding dedication and effort of our employees. I want to thank our amazing team members who work tirelessly to be our customers’ most trusted partner. We are operating from a position of strength as we enter 2018 and we will continue to work every day to create value for our investors, our customers, our communities, and our employees.”

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U.S. Bancorp Reports Fourth Quarter 2017 Results

January 17, 2018

INCOME STATEMENT HIGHLIGHTS								Table 2

($ in millions, except per-share data)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q17 vs	4Q17 vs	Full Year	Full Year	Percent
	2017	2017	2016	3Q17	4Q16	2017	2016	Change
Net interest income	$3,144	$3,135	$2,955	.3	6.4	$12,241	$11,528	6.2
Taxable-equivalent adjustment	53	51	49	3.9	8.2	205	203	1.0

Net interest income (taxable-equivalent basis)	3,197	3,186	3,004	.3	6.4	12,446	11,731	6.1
Noninterest income	2,441	2,422	2,431	.8	.4	9,611	9,577	.4

Total net revenue	5,638	5,608	5,435	.5	3.7	22,057	21,308	3.5
Noninterest expense	3,939	3,039	3,004	29.6	31.1	12,945	11,676	10.9

Income before provision and income taxes	1,699	2,569	2,431	(33.9)	(30.1)	9,112	9,632	(5.4)
Provision for credit losses	335	360	342	(6.9)	(2.0)	1,390	1,324	5.0

Income before taxes	1,364	2,209	2,089	(38.3)	(34.7)	7,722	8,308	(7.1)
Income taxes and taxable-equivalent adjustment	(322)	640	598	nm	nm	1,469	2,364	(37.9)

Net income	1,686	1,569	1,491	7.5	13.1	6,253	5,944	5.2
Net (income) loss attributable to noncontrolling interests	(4)	(6)	(13)	33.3	69.2	(35)	(56)	37.5

Net income attributable to U.S. Bancorp	$1,682	$1,563	$1,478	7.6	13.8	$6,218	$5,888	5.6

Net income applicable to U.S. Bancorp common shareholders	$1,611	$1,485	$1,391	8.5	15.8	$5,913	$5,589	5.8

Diluted earnings per common share	$.97	$.88	$.82	10.2	18.3	$3.51	$3.24	8.3

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U.S. Bancorp Reports Fourth Quarter 2017 Results

January 17, 2018

NET INTEREST INCOME								Table 3

(Taxable-equivalent basis; $ in millions)
				Change	Change
	4Q	3Q	4Q	4Q17 vs	4Q17 vs	Full Year	Full Year
	2017	2017	2016	3Q17	4Q16	2017	2016	Change
Components of net interest income
Income on earning assets	$3,795	$3,768	$3,424	$27	$371	$14,598	$13,375	$1,223
Expense on interest-bearing liabilities	598	582	420	16	178	2,152	1,644	508

Net interest income	$3,197	$3,186	$3,004	$11	$193	$12,446	$11,731	$715

Average yields and rates paid
Earning assets yield	3.65%	3.67%	3.40%	(.02)%	.25%	3.59%	3.43%	.16%
Rate paid on interest-bearing liabilities	.77	.76	.57	.01	.20	.71	.57	.14

Gross interest margin	2.88%	2.91%	2.83%	(.03)%	.05%	2.88%	2.86%	.02%

Net interest margin	3.08%	3.10%	2.98%	(.02)%	.10%	3.06%	3.01%	.05%

Average balances
Investment securities (a)	$113,287	$111,832	$110,386	$1,455	$2,901	$111,820	$107,922	$3,898
Loans	279,751	277,626	272,671	2,125	7,080	276,537	267,811	8,726
Earning assets	413,510	408,825	401,971	4,685	11,539	406,421	389,877	16,544
Interest-bearing liabilities	308,976	304,236	295,288	4,740	13,688	302,204	287,760	14,444

(a)	Excludes unrealized gain (loss)

Net Interest Income

Net interest income on a taxable-equivalent basis in the fourth quarter of 2017 was $3,197 million, an increase of $193 million (6.4 percent) over the fourth quarter of 2016. The increase was principally driven by the impact of rising interest rates and loan growth. Average earning assets were $11.5 billion (2.9 percent) higher than the fourth quarter of 2016, reflecting increases of $7.1 billion (2.6 percent) in average total loans, $2.9 billion (2.6 percent) in average investment securities and $2.7 billion (19.4 percent) in average other earning assets. Net interest income on a taxable-equivalent basis increased $11 million (0.3 percent) on a linked quarter basis primarily driven by loan growth and higher interest rates. Average earning assets were $4.7 billion (1.1 percent) higher on a linked quarter basis, reflecting increases of $2.1 billion (0.8 percent) in average total loans, $1.5 billion (1.3 percent) in average investment securities and $1.1 billion (7.3 percent) in average other earning assets.

The net interest margin in the fourth quarter of 2017 was 3.08 percent, compared with 2.98 percent in the fourth quarter of 2016, and 3.10 percent in the third quarter of 2017. The increase in the net interest

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U.S. Bancorp Reports Fourth Quarter 2017 Results

January 17, 2018

margin year-over-year was primarily due to higher interest rates and loan mix, partially offset by higher funding costs and higher cash balances. The decrease in net interest margin on a linked quarter basis was primarily due to higher interest recoveries in the third quarter of 2017.

Investment Securities

Average investment securities in the fourth quarter of 2017 were $2.9 billion (2.6 percent) higher year-over-year and $1.5 billion (1.3 percent) higher than the prior quarter. These increases were primarily due to purchases of U.S. Treasury and U.S. government mortgage-backed securities, net of prepayments and maturities, in support of liquidity management.

AVERAGE LOANS								Table 4

($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q17 vs	4Q17 vs	Full Year	Full Year	Percent
	2017	2017	2016	3Q17	4Q16	2017	2016	Change
Commercial	$92,101	$91,077	$88,448	1.1	4.1	$90,393	$86,754	4.2
Lease financing	5,457	5,556	5,359	(1.8)	1.8	5,511	5,289	4.2

Total commercial	97,558	96,633	93,807	1.0	4.0	95,904	92,043	4.2
Commercial mortgages	29,543	30,114	31,767	(1.9)	(7.0)	30,430	31,860	(4.5)
Construction and development	11,466	11,507	11,624	(.4)	(1.4)	11,647	11,180	4.2

Total commercial real estate	41,009	41,621	43,391	(1.5)	(5.5)	42,077	43,040	(2.2)
Residential mortgages	59,639	59,030	56,718	1.0	5.2	58,784	55,682	5.6
Credit card	21,218	20,926	20,942	1.4	1.3	20,906	20,490	2.0
Retail leasing	7,982	7,762	6,191	2.8	28.9	7,354	5,619	30.9
Home equity and second mortgages	16,299	16,299	16,444	—	(.9)	16,278	16,419	(.9)
Other	32,856	32,008	31,245	2.6	5.2	31,784	30,292	4.9

Total other retail	57,137	56,069	53,880	1.9	6.0	55,416	52,330	5.9

Total loans, excluding covered loans	276,561	274,279	268,738	.8	2.9	273,087	263,585	3.6

Covered loans	3,190	3,347	3,933	(4.7)	(18.9)	3,450	4,226	(18.4)

Total loans	$279,751	$277,626	$272,671	.8	2.6	$276,537	$267,811	3.3

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U.S. Bancorp Reports Fourth Quarter 2017 Results

January 17, 2018

Loans

Average total loans were $7.1 billion (2.6 percent) higher than the fourth quarter of 2016. The increase was due to growth in total commercial loans (4.0 percent), residential mortgages (5.2 percent), retail leasing (28.9 percent) and other retail loans (5.2 percent). These increases were partially offset by a decrease in total commercial real estate loans (5.5 percent) due to disciplined underwriting of construction and development loans and payoffs of commercial mortgages given recent capital market financing by customers. Loan growth was also muted by run-off in the covered loans portfolio (18.9 percent). Average total loans were $2.1 billion (0.8 percent) higher than the third quarter of 2017. This increase was primarily driven by linked quarter growth in total other retail loans (1.9 percent), total commercial loans (1.0 percent) and residential mortgages (1.0 percent), partially offset by decreases in total commercial real estate loans (1.5 percent) and covered loans (4.7 percent).

AVERAGE DEPOSITS								Table 5

($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q17 vs	4Q17 vs	Full Year	Full Year	Percent
	2017	2017	2016	3Q17	4Q16	2017	2016	Change
Noninterest-bearing deposits	$82,303	$81,964	$84,892	.4	(3.0)	$81,933	$81,176	.9
Interest-bearing savings deposits
Interest checking	70,717	68,066	64,647	3.9	9.4	67,953	61,726	10.1
Money market savings	105,348	105,072	106,637	.3	(1.2)	106,476	96,518	10.3
Savings accounts	43,772	43,649	41,310	.3	6.0	43,393	40,382	7.5

Total savings deposits	219,837	216,787	212,594	1.4	3.4	217,822	198,626	9.7
Time deposits	37,022	36,400	31,697	1.7	16.8	33,759	33,008	2.3

Total interest-bearing deposits	256,859	253,187	244,291	1.5	5.1	251,581	231,634	8.6

Total deposits	$339,162	$335,151	$329,183	1.2	3.0	$333,514	$312,810	6.6

Deposits

Average total deposits for the fourth quarter of 2017 were $10.0 billion (3.0 percent) higher than the fourth quarter of 2016. Average noninterest-bearing deposits decreased $2.6 billion (3.0 percent) year-over-year primarily due to a decrease in Corporate and Commercial Banking. Average total savings deposits were $7.2 billion (3.4 percent) higher year-over-year driven by growth in Consumer and Business Banking and Wealth Management and Investment Services, partially offset by a decrease in Corporate and Commercial

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U.S. Bancorp Reports Fourth Quarter 2017 Results

January 17, 2018

Banking. Average time deposits were $5.3 billion (16.8 percent) higher than the prior year quarter. Changes in time deposits are largely related to those deposits managed as an alternative to other funding sources such as wholesale borrowing, based largely on relative pricing and liquidity characteristics.

Average total deposits increased $4.0 billion (1.2 percent) over the third quarter of 2017. On a linked quarter basis, average noninterest-bearing deposits increased slightly and average total savings deposits grew $3.1 billion (1.4 percent) reflecting increases in Consumer and Business Banking and Wealth Management and Investment Services. Average time deposits, which are managed based on funding needs, relative pricing and liquidity characteristics, increased $622 million (1.7 percent) on a linked quarter basis.

NONINTEREST INCOME								Table 6

($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q17 vs	4Q17 vs	Full Year	Full Year	Percent
	2017	2017	2016	3Q17	4Q16	2017	2016	Change
Credit and debit card revenue	$333	$308	$316	8.1	5.4	$1,252	$1,177	6.4
Corporate payment products revenue	189	201	171	(6.0)	10.5	753	712	5.8
Merchant processing services	400	405	404	(1.2)	(1.0)	1,590	1,592	(.1)
ATM processing services	95	92	87	3.3	9.2	362	338	7.1
Trust and investment management fees	394	380	368	3.7	7.1	1,522	1,427	6.7
Deposit service charges	198	192	186	3.1	6.5	751	725	3.6
Treasury management fees	152	153	147	(.7)	3.4	618	583	6.0
Commercial products revenue	211	221	217	(4.5)	(2.8)	849	871	(2.5)
Mortgage banking revenue	202	213	240	(5.2)	(15.8)	834	979	(14.8)
Investment products fees	43	39	38	10.3	13.2	163	158	3.2
Securities gains (losses), net	10	9	6	11.1	66.7	57	22	nm
Other	214	209	251	2.4	(14.7)	860	993	(13.4)

Total noninterest income	$2,441	$2,422	$2,431	.8	.4	$9,611	$9,577	.4

Noninterest Income

Fourth quarter noninterest income of $2,441 million was $10 million (0.4 percent) higher than the fourth quarter of 2016 principally due to higher payment services revenue, trust and investment management fees, and deposit service charges, partially offset by lower mortgage banking and other revenue. Payment services revenue was higher due to an increase in corporate payment products revenue of $18 million (10.5 percent) and an increase in credit and debit card revenue of $17 million (5.4 percent), both driven by higher sales volumes. These increases were partially offset by a decrease in merchant processing services revenue of $4

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U.S. Bancorp Reports Fourth Quarter 2017 Results

January 17, 2018

million (1.0 percent) mainly due to exiting certain joint ventures in the second quarter of 2017. Trust and investment management fees increased $26 million (7.1 percent) principally due to favorable market conditions and net asset and account growth. Deposit service charges increased $12 million (6.5 percent) primarily due to higher transaction volumes and account growth. Mortgage banking revenue decreased $38 million (15.8 percent) primarily due to lower origination and sales volumes from home refinancing activities which were higher in the prior year quarter and lower margins on mortgage loan sales. Other revenue decreased $37 million (14.7 percent) primarily due to lower equity investment income in the current quarter.

Noninterest income was $19 million (0.8 percent) higher in the fourth quarter of 2017 than the third quarter of 2017 reflecting growth in trust and investment management fees, payment services revenue and deposit service charges, partially offset by lower mortgage banking revenue and commercial products revenue. Trust and investment management fees increased $14 million (3.7 percent) driven by account growth and favorable market conditions. Payment services revenue was higher due to an increase in credit and debit card revenue of $25 million (8.1 percent) primarily due to seasonally higher sales volumes. This increase was partially offset by an expected seasonal decline in corporate payment products revenue of $12 million (6.0 percent) and merchant processing services revenue of $5 million (1.2 percent) due to seasonally lower sales volumes. Deposit service charges increased $6 million (3.1 percent) due to higher transaction volumes. Mortgage banking revenue decreased $11 million (5.2 percent) primarily due to the valuation of mortgage servicing rights, net of hedging activities, along with lower origination and sales volumes and lower margins on related sales. Commercial products revenue decreased $10 million (4.5 percent) primarily driven by lower corporate bond fees.

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U.S. Bancorp Reports Fourth Quarter 2017 Results

January 17, 2018

NONINTEREST EXPENSE								Table 7

($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q17 vs	4Q17 vs	Full Year	Full Year	Percent
	2017	2017	2016	3Q17	4Q16	2017	2016	Change
Compensation	$1,499	$1,440	$1,357	4.1	10.5	$5,746	$5,212	10.2
Employee benefits	304	281	261	8.2	16.5	1,186	1,119	6.0
Net occupancy and equipment	259	258	247	.4	4.9	1,019	988	3.1
Professional services	114	104	156	9.6	(26.9)	419	502	(16.5)
Marketing and business development	251	92	107	nm	nm	542	435	24.6
Technology and communications	254	246	238	3.3	6.7	977	955	2.3
Postage, printing and supplies	79	82	75	(3.7)	5.3	323	311	3.9
Other intangibles	44	44	45	—	(2.2)	175	179	(2.2)
Other	1,135	492	518	nm	nm	2,558	1,975	29.5

Total noninterest expense	$3,939	$3,039	$3,004	29.6	31.1	$12,945	$11,676	10.9

Noninterest Expense

Fourth quarter noninterest expense of $3,939 million was $935 million (31.1 percent) higher than the fourth quarter of 2016 primarily due to notable items which totaled $825 million. This amount consisted of a special bonus to eligible employees, a charitable contribution to the U.S. Bank Foundation, and a $608 million accrual for previously disclosed regulatory and legal matters related to Bank Secrecy Act/anti-money laundering compliance program adequacy and investigations by the United States Attorney’s Office in Manhattan into that program and U.S. Bank National Association’s legacy relationship with payday lending businesses associated with a former customer. The Company is working on a definitive settlement of these matters, which is expected to finalize soon. Excluding the notable items, fourth quarter noninterest expense increased $110 million (3.6 percent) year-over-year primarily due to higher compensation and employee benefits expense, partially offset by lower professional services expense. Compensation expense increased principally due to the impact of hiring to support business growth and compliance programs, merit increases, and higher variable compensation related to business production. The increase in employee benefits expense was primarily driven by increased medical costs. Professional services expense decreased $42 million (26.9 percent) primarily due to fewer consulting services as compliance programs near maturity.

Noninterest expense increased $900 million (29.6 percent) on a linked quarter basis primarily due to the notable items. Excluding the notable items, noninterest expense was $75 million (2.5 percent) higher in the

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U.S. Bancorp Reports Fourth Quarter 2017 Results

January 17, 2018

fourth quarter of 2017 than the third quarter of 2017 driven by seasonally higher costs related to investments in tax-advantaged projects and seasonally higher professional services expense in addition to an increase in employee benefits expense due to increased medical costs.

Provision for Income Taxes

During the fourth quarter of 2017, tax legislation was enacted that, among other provisions, reduced the statutory tax rate for corporations from 35 percent to 21 percent effective in 2018. In accordance with generally accepted accounting principles, the Company revalued deferred tax assets and liabilities at the end of the fourth quarter of 2017 resulting in an estimated net tax benefit of $910 million during the fourth quarter of 2017. The provision for income taxes for the fourth quarter of 2017 reflects this benefit resulting in a tax benefit of 23.6 percent on a taxable-equivalent basis (effective tax benefit of 28.6 percent), compared with tax expense of 28.6 percent (effective tax rate of 26.9 percent) in the fourth quarter of 2016, and 29.0 percent (effective tax rate of 27.3 percent) in the third quarter of 2017.

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U.S. Bancorp Reports Fourth Quarter 2017 Results

January 17, 2018

ALLOWANCE FOR CREDIT LOSSES									Table 8

($ in millions)	4Q 2017	% (b)	3Q 2017	% (b)	2Q 2017	% (b)	1Q 2017	% (b)	4Q 2016	% (b)
Balance, beginning of period	$4,407		$4,377		$4,366		$4,357		$4,338
Net charge-offs
Commercial	22	.09	79	.34	75	.33	71	.33	71	.32
Lease financing	6	.44	4	.29	3	.22	4	.30	5	.37

Total commercial	28	.11	83	.34	78	.33	75	.32	76	.32
Commercial mortgages	18	.24	(2)	(.03)	(7)	(.09)	(1)	(.01)	(3)	(.04)
Construction and development	—	—	(5)	(.17)	(2)	(.07)	(1)	(.03)	(6)	(.21)

Total commercial real estate	18	.17	(7)	(.07)	(9)	(.08)	(2)	(.02)	(9)	(.08)
Residential mortgages	10	.07	7	.05	8	.05	12	.08	12	.08
Credit card	205	3.83	187	3.55	204	3.97	190	3.70	181	3.44
Retail leasing	3	.15	2	.10	2	.11	3	.19	1	.06
Home equity and second mortgages	(2)	(.05)	(1)	(.02)	(1)	(.02)	(1)	(.02)	(1)	(.02)
Other	63	.76	59	.73	58	.75	58	.76	62	.79

Total other retail	64	.44	60	.42	59	.43	60	.45	62	.46

Total net charge-offs, excluding covered loans	325	.47	330	.48	340	.50	335	.50	322	.48
Covered loans	—	—	—	—	—	—	—	—	—	—

Total net charge-offs	325	.46	330	.47	340	.49	335	.50	322	.47
Provision for credit losses	335		360		350		345		342
Other changes (a)	—		—		1		(1)		(1)

Balance, end of period	$4,417		$4,407		$4,377		$4,366		$4,357

Components
Allowance for loan losses	$3,925		$3,908		$3,856		$3,816		$3,813
Liability for unfunded credit commitments	492		499		521		550		544

Total allowance for credit losses	$4,417		$4,407		$4,377		$4,366		$4,357

Gross charge-offs	$464		$433		$437		$417		$405
Gross recoveries	$139		$103		$97		$82		$83
Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	1.58		1.59		1.59		1.61		1.60
Nonperforming loans, excluding covered loans	438		425		385		338		317
Nonperforming assets, excluding covered assets	374		359		331		296		275
Period-end loans	1.58		1.58		1.58		1.60		1.59
Nonperforming loans	438		426		383		338		318
Nonperforming assets	368		352		324		292		272

(a)	Includes net changes in credit losses to be reimbursed by the FDIC and reductions in the allowance for covered loans where the reversal of a previously recorded allowance was offset by an associated decrease in the indemnification asset, and the impact of any loan sales.
(b)	Annualized and calculated on average loan balances

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U.S. Bancorp Reports Fourth Quarter 2017 Results

January 17, 2018

Credit Quality

The Company’s provision for credit losses for the fourth quarter of 2017 was $335 million, which was $25 million (6.9 percent) lower than the prior quarter and $7 million (2.0 percent) lower than the fourth quarter of 2016. Credit quality was relatively stable compared with the third quarter of 2017.

Total net charge-offs in the fourth quarter of 2017 were $325 million, compared with $330 million in the third quarter of 2017, and $322 million in the fourth quarter of 2016. Net charge-offs decreased $5 million (1.5 percent) compared with the third quarter of 2017 mainly due to lower total commercial loan net charge-offs driven by higher recoveries, partially offset by higher total commercial real estate and credit card loan net charge-offs. Net charge-offs increased $3 million (0.9 percent) compared with the fourth quarter of 2016 primarily due to higher total commercial real estate and credit card loan net charge-offs, mostly offset by lower total commercial loan net charge-offs driven by higher recoveries. The net charge-off ratio was 0.46 percent in the fourth quarter of 2017, compared with 0.47 percent in the third quarter of 2017 and in the fourth quarter of 2016.

The allowance for credit losses was $4,417 million at December 31, 2017, compared with $4,407 million at September 30, 2017, and $4,357 million at December 31, 2016. The ratio of the allowance for credit losses to period-end loans was 1.58 percent at December 31, 2017 and at September 30, 2017, compared with 1.59 percent at December 31, 2016. The ratio of the allowance for credit losses to nonperforming loans was 438 percent at December 31, 2017, compared with 426 percent at September 30, 2017, and 318 percent at December 31, 2016.

Nonperforming assets were $1,200 million at December 31, 2017, compared with $1,251 million at September 30, 2017, and $1,603 million at December 31, 2016. The ratio of nonperforming assets to loans and other real estate was 0.43 percent at December 31, 2017, compared with 0.45 percent at September 30, 2017, and 0.59 percent at December 31, 2016. The linked quarter and year-over-year decreases in nonperforming assets were driven by improvements in total commercial loans, residential mortgages and other real estate owned, partially offset by an increase in total commercial real estate loans. Accruing loans 90 days or more past due were $720 million ($572 million excluding covered loans) at December 31, 2017, compared with $649 million ($497 million excluding covered loans) at September 30, 2017, and $764 million ($552 million excluding covered loans) at December 31, 2016.

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U.S. Bancorp Reports Fourth Quarter 2017 Results

January 17, 2018

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES					Table 9

(Percent)
	Dec 31 2017	Sep 30 2017	Jun 30 2017	Mar 31 2017	Dec 31 2016
Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.06	.05	.05	.06	.06
Commercial real estate	.01	.01	—	.01	.02
Residential mortgages	.22	.18	.20	.24	.27
Credit card	1.28	1.20	1.10	1.23	1.16
Other retail	.17	.15	.14	.14	.15
Total loans, excluding covered loans	.21	.18	.17	.19	.20
Covered loans	4.74	4.66	4.71	5.34	5.53
Total loans	.26	.23	.23	.26	.28
Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.31	.33	.39	.52	.57
Commercial real estate	.37	.30	.29	.27	.31
Residential mortgages	.96	.98	1.10	1.23	1.31
Credit card	1.28	1.20	1.10	1.24	1.18
Other retail	.46	.43	.42	.43	.45
Total loans, excluding covered loans	.57	.55	.59	.67	.71
Covered loans	4.93	4.84	5.06	5.53	5.68
Total loans	.62	.60	.64	.73	.78

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U.S. Bancorp Reports Fourth Quarter 2017 Results

January 17, 2018

ASSET QUALITY					Table 10

($ in millions)
	Dec 31 2017	Sep 30 2017	Jun 30 2017	Mar 31 2017	Dec 31 2016
Nonperforming loans
Commercial	$225	$231	$283	$397	$443
Lease financing	24	38	39	42	40

Total commercial	249	269	322	439	483
Commercial mortgages	108	89	84	74	87
Construction and development	34	33	35	36	37

Total commercial real estate	142	122	119	110	124
Residential mortgages	442	474	530	575	595
Credit card	1	1	1	2	3
Other retail	168	163	158	157	157

Total nonperforming loans, excluding covered loans	1,002	1,029	1,130	1,283	1,362
Covered loans	6	6	12	7	6

Total nonperforming loans	1,008	1,035	1,142	1,290	1,368
Other real estate (a)	141	164	157	155	186
Covered other real estate (a)	21	26	25	22	26
Other nonperforming assets	30	26	25	28	23

Total nonperforming assets (b)	$1,200	$1,251	$1,349	$1,495	$1,603

Total nonperforming assets, excluding covered assets	$1,173	$1,219	$1,312	$1,466	$1,571

Accruing loans 90 days or more past due, excluding covered loans	$572	$497	$477	$524	$552

Accruing loans 90 days or more past due	$720	$649	$639	$718	$764

Performing restructured loans, excluding GNMA and covered loans	$2,306	$2,419	$2,473	$2,478	$2,557

Performing restructured GNMA and covered loans	$1,713	$1,600	$1,803	$1,746	$1,604

Nonperforming assets to loans plus ORE, excluding covered assets (%)	.42	.44	.48	.54	.58
Nonperforming assets to loans plus ORE (%)	.43	.45	.49	.55	.59

(a)	Includes equity investments in entities whose principal assets are other real estate owned.
(b)	Does not include accruing loans 90 days or more past due.

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U.S. Bancorp Reports Fourth Quarter 2017 Results

January 17, 2018

COMMON SHARES					Table 11

(Millions)	4Q 2017	3Q 2017	2Q 2017	1Q 2017	4Q 2016
Beginning shares outstanding	1,667	1,679	1,692	1,697	1,705
Shares issued for stock incentive plans, acquisitions and other corporate purposes	1	—	1	6	6
Shares repurchased	(12)	(12)	(14)	(11)	(14)

Ending shares outstanding	1,656	1,667	1,679	1,692	1,697

CAPITAL POSITION					Table 12

($ in millions)	Dec 31 2017	Sep 30 2017	Jun 30 2017	Mar 31 2017	Dec 31 2016
Total U.S. Bancorp shareholders’ equity	$49,040	$48,723	$48,320	$47,798	$47,298
Standardized Approach
Basel III transitional standardized approach
Common equity tier 1 capital	$34,369	$34,876	$34,408	$33,847	$33,720
Tier 1 capital	39,806	40,411	39,943	39,374	39,421
Total risk-based capital	47,503	48,104	47,824	47,279	47,355
Common equity tier 1 capital ratio	9.3%	9.6%	9.5%	9.5%	9.4%
Tier 1 capital ratio	10.8	11.1	11.1	11.0	11.0
Total risk-based capital ratio	12.9	13.2	13.2	13.3	13.2
Leverage ratio	8.9	9.1	9.1	9.1	9.0
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach (a)	9.1	9.4	9.3	9.2	9.1
Advanced Approaches
Common equity tier 1 capital to risk-weighted assets for the Basel III transitional advanced approaches	12.0	12.1	12.0	11.8	12.2
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches (a)	11.6	11.8	11.7	11.5	11.7
Tangible common equity to tangible assets (a)	7.6	7.7	7.5	7.6	7.5
Tangible common equity to risk-weighted assets (a)	9.4	9.5	9.4	9.4	9.2

Beginning January 1, 2014, the regulatory capital requirements effective for the Company follow Basel III, subject to certain transition provisions from Basel I over the following four years to full implementation by January 1, 2018. Basel III includes two comprehensive methodologies for calculating risk-weighted assets: a general standardized approach and more risk-sensitive advanced approaches, with the Company’s capital adequacy being evaluated against the methodology that is most restrictive.

(a)	See Non-GAAP Financial Measures reconciliation on page 23

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U.S. Bancorp Reports Fourth Quarter 2017 Results

January 17, 2018

Capital Management

Total U.S. Bancorp shareholders’ equity was $49.0 billion at December 31, 2017, compared with $48.7 billion at September 30, 2017, and $47.3 billion at December 31, 2016. During the fourth quarter, the Company returned 72 percent of earnings to shareholders through dividends and share buybacks.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The estimated common equity tier 1 capital to risk-weighted assets ratio using the Basel III fully implemented standardized approach was 9.1 percent at December 31, 2017, compared with 9.4 percent at September 30, 2017, and 9.1 percent at December 31, 2016. The estimated common equity tier 1 capital to risk-weighted assets ratio using the Basel III fully implemented advanced approaches method was 11.6 percent at December 31, 2017, compared with 11.8 percent at September 30, 2017, and 11.7 percent at December 31, 2016.

On Wednesday, January 17, 2018, at 8:00 a.m. CST, Andy Cecere, president and chief executive officer, and Terry Dolan, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available online or by telephone. To access the webcast and presentation, go to www.usbank.com and click on “About U.S. Bank.” The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side near the bottom of the page. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 8669609. For those unable to participate during the live call, a recording will be available at approximately 11:00 a.m. CST on Wednesday, January 17 and will be accessible through Wednesday, January 24 at 11:00 p.m. CST. To access the recorded message within the United States and Canada, please dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 8669609.

Minneapolis-based U.S. Bancorp (NYSE: USB), with $462 billion in assets as of December 31, 2017, is the parent company of U.S. Bank National Association, the fifth largest commercial bank in the United States. The Company operates 3,067 banking offices in 25 states and 4,771 ATMs and provides a comprehensive line of banking, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at www.usbank.com.

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U.S. Bancorp Reports Fourth Quarter 2017 Results

January 17, 2018

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. A reversal or slowing of the current economic recovery or another severe contraction could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Stress in the commercial real estate markets, as well as a downturn in the residential real estate markets could cause credit losses and deterioration in asset values. In addition, changes to statutes, regulations, or regulatory policies or practices could affect U.S. Bancorp in substantial and unpredictable ways. U.S. Bancorp’s results could also be adversely affected by deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in customer behavior and preferences; breaches in data security; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputational risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2016, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. However, factors other than these also could adversely affect U.S. Bancorp’s results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

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U.S. Bancorp Reports Fourth Quarter 2017 Results

January 17, 2018

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets,

•	Tangible common equity to risk-weighted assets,

•	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach, and

•	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches.

These capital measures are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These measures differ from currently effective capital ratios defined by banking regulations principally in that the numerator of the currently effective ratios, which are subject to certain transitional provisions, temporarily excludes a portion of unrealized gains and losses related to available-for-sale securities and retirement plan obligations, and includes a portion of capital related to intangible assets, other than mortgage servicing rights. These capital measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in federal banking regulations. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin utilize net interest income on a taxable-equivalent basis.

In addition, certain performance measures are presented excluding notable items in the fourth quarter of 2017. Management believes this information helps investors understand the effect of these items on reported results.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

###

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U.S. Bancorp

Consolidated Statement of Income

(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended December 31,		Year Ended December 31,
(Unaudited)	2017	2016	2017	2016
Interest Income
Loans	$3,070	$2,771	$11,827	$10,810
Loans held for sale	40	44	144	154
Investment securities	579	523	2,232	2,078
Other interest income	51	36	182	125

Total interest income	3,740	3,374	14,385	13,167
Interest Expense
Deposits	311	170	1,041	622
Short-term borrowings	86	62	319	263
Long-term debt	199	187	784	754

Total interest expense	596	419	2,144	1,639

Net interest income	3,144	2,955	12,241	11,528
Provision for credit losses	335	342	1,390	1,324

Net interest income after provision for credit losses	2,809	2,613	10,851	10,204
Noninterest Income
Credit and debit card revenue	333	316	1,252	1,177
Corporate payment products revenue	189	171	753	712
Merchant processing services	400	404	1,590	1,592
ATM processing services	95	87	362	338
Trust and investment management fees	394	368	1,522	1,427
Deposit service charges	198	186	751	725
Treasury management fees	152	147	618	583
Commercial products revenue	211	217	849	871
Mortgage banking revenue	202	240	834	979
Investment products fees	43	38	163	158
Securities gains (losses), net	10	6	57	22
Other	214	251	860	993

Total noninterest income	2,441	2,431	9,611	9,577
Noninterest Expense
Compensation	1,499	1,357	5,746	5,212
Employee benefits	304	261	1,186	1,119
Net occupancy and equipment	259	247	1,019	988
Professional services	114	156	419	502
Marketing and business development	251	107	542	435
Technology and communications	254	238	977	955
Postage, printing and supplies	79	75	323	311
Other intangibles	44	45	175	179
Other	1,135	518	2,558	1,975

Total noninterest expense	3,939	3,004	12,945	11,676

Income before income taxes	1,311	2,040	7,517	8,105
Applicable income taxes	(375)	549	1,264	2,161

Net income	1,686	1,491	6,253	5,944
Net (income) loss attributable to noncontrolling interests	(4)	(13)	(35)	(56)

Net income attributable to U.S. Bancorp	$1,682	$1,478	$6,218	$5,888

Net income applicable to U.S. Bancorp common shareholders	$1,611	$1,391	$5,913	$5,589

Earnings per common share	$.97	$.82	$3.53	$3.25
Diluted earnings per common share	$.97	$.82	$3.51	$3.24
Dividends declared per common share	$.30	$.28	$1.16	$1.07
Average common shares outstanding	1,659	1,700	1,677	1,718
Average diluted common shares outstanding	1,664	1,705	1,683	1,724

U.S. Bancorp

Consolidated Ending Balance Sheet

(Dollars in Millions)	December 31, 2017	December 31, 2016
Assets
Cash and due from banks	$19,505	$15,705
Investment securities
Held-to-maturity	44,362	42,991
Available-for-sale	68,137	66,284
Loans held for sale	3,554	4,826
Loans
Commercial	97,561	93,386
Commercial real estate	40,463	43,098
Residential mortgages	59,783	57,274
Credit card	22,180	21,749
Other retail	57,324	53,864

Total loans, excluding covered loans	277,311	269,371
Covered loans	3,121	3,836

Total loans	280,432	273,207
Less allowance for loan losses	(3,925)	(3,813)

Net loans	276,507	269,394
Premises and equipment	2,432	2,443
Goodwill	9,434	9,344
Other intangible assets	3,228	3,303
Other assets	34,881	31,674

Total assets	$462,040	$445,964

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$87,557	$86,097
Interest-bearing	259,658	248,493

Total deposits	347,215	334,590
Short-term borrowings	16,651	13,963
Long-term debt	32,259	33,323
Other liabilities	16,249	16,155

Total liabilities	412,374	398,031
Shareholders’ equity
Preferred stock	5,419	5,501
Common stock	21	21
Capital surplus	8,464	8,440
Retained earnings	54,142	50,151
Less treasury stock	(17,602)	(15,280)
Accumulated other comprehensive income (loss)	(1,404)	(1,535)

Total U.S. Bancorp shareholders’ equity	49,040	47,298
Noncontrolling interests	626	635

Total equity	49,666	47,933

Total liabilities and equity	$462,040	$445,964

U.S. Bancorp

Non-GAAP Financial Measures

(Dollars in Millions, Unaudited)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Total equity	$49,666	$49,351	$48,949	$48,433	$47,933
Preferred stock	(5,419)	(5,419)	(5,419)	(5,419)	(5,501)
Noncontrolling interests	(626)	(628)	(629)	(635)	(635)
Goodwill (net of deferred tax liability) (1)	(8,613)	(8,141)	(8,181)	(8,186)	(8,203)
Intangible assets, other than mortgage servicing rights	(583)	(595)	(634)	(671)	(712)

Tangible common equity (a)	34,425	34,568	34,086	33,522	32,882
Tangible common equity (as calculated above)	34,425	34,568	34,086	33,522	32,882
Adjustments (2)	(550)	(52)	(51)	(136)	(55)

Common equity tier 1 capital estimated for the Basel III fully implemented standardized and advanced approaches (b)	33,875	34,516	34,035	33,386	32,827
Total assets	462,040	459,227	463,844	449,522	445,964
Goodwill (net of deferred tax liability) (1)	(8,613)	(8,141)	(8,181)	(8,186)	(8,203)
Intangible assets, other than mortgage servicing rights	(583)	(595)	(634)	(671)	(712)

Tangible assets (c)	452,844	450,491	455,029	440,665	437,049
Risk-weighted assets, determined in accordance with prescribed transitional standardized approach regulatory requirements (d)	367,771 *	363,957	361,164	356,373	358,237
Adjustments (3)	4,473 *	3,907	3,967	4,731	4,027

Risk-weighted assets estimated for the Basel III fully implemented standardized approach (e)	372,244 *	367,864	365,131	361,104	362,264
Risk-weighted assets, determined in accordance with prescribed transitional advanced approaches regulatory requirements	287,211 *	287,800	287,124	285,963	277,141
Adjustments (4)	4,769 *	4,164	4,231	5,046	4,295

Risk-weighted assets estimated for the Basel III fully implemented advanced approaches (f)	291,980 *	291,964	291,355	291,009	281,436
Ratios*
Tangible common equity to tangible assets (a)/(c)	7.6%	7.7%	7.5%	7.6%	7.5%
Tangible common equity to risk-weighted assets (a)/(d)	9.4	9.5	9.4	9.4	9.2
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach (b)/(e)	9.1	9.4	9.3	9.2	9.1
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches (b)/(f)	11.6	11.8	11.7	11.5	11.7

	Three Months Ended					Year Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net interest income	$3,144	$3,135	$3,017	$2,945	$2,955	$12,241	$11,528
Taxable-equivalent adjustment (5)	53	51	51	50	49	205	203

Net interest income, on a taxable-equivalent basis	3,197	3,186	3,068	2,995	3,004	12,446	11,731
Net interest income, on a taxable-equivalent basis (as calculated above)	3,197	3,186	3,068	2,995	3,004	12,446	11,731
Noninterest income	2,441	2,422	2,419	2,329	2,431	9,611	9,577
Less: Securities gains (losses), net	10	9	9	29	6	57	22

Total net revenue, excluding net securities gains (losses) (g)	5,628	5,599	5,478	5,295	5,429	22,000	21,286
Noninterest expense (h)	3,939	3,039	3,023	2,944	3,004	12,945	11,676
Less: Intangible amortization	44	44	43	44	45	175	179

Noninterest expense, excluding intangible amortization (i)	3,895	2,995	2,980	2,900	2,959	12,770	11,497
Efficiency ratio (h)/(g)	70.0%	54.3%	55.2%	55.6%	55.3%	58.8%	54.9%
Tangible efficiency ratio (i)/(g)	69.2	53.5	54.4	54.8	54.5	58.0	54.0

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Includes net losses on cash flow hedges included in accumulated other comprehensive income (loss) and other adjustments.
(3)	Includes higher risk-weighting for unfunded loan commitments, investment securities, residential mortgages, mortgage servicing rights and other adjustments.
(4)	Primarily reflects higher risk-weighting for mortgage servicing rights.
(5)	Utilizes a tax rate of 35 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

U.S. Bancorp

Non-GAAP Financial Measures (continued)

(Dollars and Shares in Millions, Except Per Share Data) (Unaudited)	Three Months Ended December 31, 2017	Year Ended December 31, 2017
Net income applicable to U.S. Bancorp common shareholders	$1,611	$5,913
Less: Notable items (1)	150	150

Net income applicable to U.S. Bancorp common shareholders, excluding notable items (a)	$1,461	$5,763
Average diluted common shares outstanding (b)	1,664	1,683
Diluted earnings per common share, excluding notable items (a)/(b)	$.88	$3.42
Net income attributable to U.S. Bancorp	$1,682	$6,218
Less: Notable items (1)	150	150

Net income attributable to U.S. Bancorp, excluding notable items	$1,532	$6,068
Annualized net income attributable to U.S. Bancorp, excluding notable items (c)	$6,078	$6,068
Average assets (d)	$456,098	$448,582
Return on average assets, excluding notable items (c)/(d)	1.33%	1.35%
Net income applicable to U.S. Bancorp common shareholders, excluding notable items (as calculated above)	$1,461	$5,763
Annualized net income applicable to U.S. Bancorp common shareholders, excluding notable items (e)	$5,796	$5,763
Average common equity (f)	$43,415	$42,976
Return on average common equity, excluding notable items (e)/(f)	13.4%	13.4%

(1)	Notable items for the three months ended December 31, 2017, include: $910 million reduction in income tax expense due to tax reform legislation, $608 million regulatory and legal accrual, $105 million (after-tax) contribution to the U.S. Bank Foundation and $47 million (after-tax) special one-time bonus to certain eligible employees.

Supplemental Business Line Schedules

4Q 2017

U.S. Bancorp Fourth Quarter 2017 Business Line Results

January 17, 2018

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)

($ in millions)
	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp			4Q 2017
Business Line	4Q 2017	3Q 2017	4Q 2016	4Q17 vs 3Q17	4Q17 vs 4Q16	Full Year 2017	Full Year 2016	Percent Change	Earnings Composition
Corporate and Commercial Banking	$291	$284	$272	2.5	7.0	$1,123	$846	32.7	17%
Consumer and Business Banking	340	362	296	(6.1)	14.9	1,311	1,332	(1.6)	20
Wealth Management and Investment Services	134	125	106	7.2	26.4	498	379	31.4	8
Payment Services	309	302	329	2.3	(6.1)	1,177	1,312	(10.3)	19
Treasury and Corporate Support	608	490	475	24.1	28.0	2,109	2,019	4.5	36

Consolidated Company	$1,682	$1,563	$1,478	7.6	13.8	$6,218	$5,888	5.6	100%

(a)	preliminary data

Lines of Business

The Company’s major lines of business are Corporate and Commercial Banking, Consumer and Business Banking, Wealth Management and Investment Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2017, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

U.S. Bancorp Fourth Quarter 2017 Business Line Results

January 17, 2018

CORPORATE AND COMMERCIAL BANKING (a)

($ in millions)
				Percent Change
	4Q 2017	3Q 2017	4Q 2016	4Q17 vs 3Q17	4Q17 vs 4Q16	Full Year 2017	Full Year 2016	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$619	$616	$603	.5	2.7	$2,425	$2,241	8.2
Noninterest income	203	215	221	(5.6)	(8.1)	900	897	.3
Securities gains (losses), net	—	—	2	—	nm	(3)	2	nm

Total net revenue	822	831	826	(1.1)	(.5)	3,322	3,140	5.8
Noninterest expense	386	392	374	(1.5)	3.2	1,566	1,440	8.8
Other intangibles	1	1	1	—	—	4	4	—

Total noninterest expense	387	393	375	(1.5)	3.2	1,570	1,444	8.7

Income before provision and taxes	435	438	451	(.7)	(3.5)	1,752	1,696	3.3
Provision for credit losses	(23)	(9)	23	nm	nm	(14)	365	nm

Income before income taxes	458	447	428	2.5	7.0	1,766	1,331	32.7
Income taxes and taxable-equivalent adjustment	167	163	156	2.5	7.1	643	485	32.6

Net income	291	284	272	2.5	7.0	1,123	846	32.7
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—

Net income attributable to U.S. Bancorp	$291	$284	$272	2.5	7.0	$1,123	$846	32.7

Average Balance Sheet Data
Loans	$94,046	$94,004	$93,645	—	.4	$94,000	$92,049	2.1
Other earning assets	2,988	2,855	2,833	4.7	5.5	2,958	2,452	20.6
Goodwill	1,647	1,647	1,647	—	—	1,647	1,647	—
Other intangible assets	12	13	16	(7.7)	(25.0)	13	17	(23.5)
Assets	102,611	102,328	102,465	.3	.1	102,586	100,570	2.0
Noninterest-bearing deposits	35,320	35,369	37,972	(.1)	(7.0)	36,001	36,912	(2.5)
Interest-bearing deposits	73,491	74,466	72,171	(1.3)	1.8	71,859	63,993	12.3

Total deposits	108,811	109,835	110,143	(.9)	(1.2)	107,860	100,905	6.9
Total U.S. Bancorp shareholders’ equity	9,930	9,952	9,201	(.2)	7.9	9,872	8,996	9.7

(a)	preliminary data

Corporate and Commercial Banking offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets services, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients. Corporate and Commercial Banking contributed $291 million of the Company’s net income in the fourth quarter of 2017, compared with $272 million in the fourth quarter of 2016. Total net revenue decreased $4 million (0.5 percent) due to a $20 million (9.0 percent) decrease in total noninterest income, mostly offset by a $16 million (2.7 percent) increase in net interest income. Net interest income grew year-over-year primarily due to the impact of rising rates on the margin benefit from deposits, partially

U.S. Bancorp Fourth Quarter 2017 Business Line Results

January 17, 2018

offset by lower rates on loans, reflecting a competitive marketplace. Total noninterest income decreased year-over-year primarily due to higher loan-related charges in addition to lower foreign currency customer activity from a year ago. Total noninterest expense was $12 million (3.2 percent) higher compared with a year ago due to an increase in variable costs allocated to manage the business. The provision for credit losses decreased $46 million primarily due to a favorable change in the reserve allocation driven by continued stabilization in credit quality in the energy sector.

U.S. Bancorp Fourth Quarter 2017 Business Line Results

January 17, 2018

CONSUMER AND BUSINESS BANKING (a)

($ in millions)
				Percent Change
	4Q 2017	3Q 2017	4Q 2016	4Q17 vs 3Q17	4Q17 vs 4Q16	Full Year 2017	Full Year 2016	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,328	$1,309	$1,229	1.5	8.1	$5,117	$4,752	7.7
Noninterest income	608	632	627	(3.8)	(3.0)	2,445	2,526	(3.2)
Securities gains (losses), net	—	—	—	—	—	—	—	—

Total net revenue	1,936	1,941	1,856	(.3)	4.3	7,562	7,278	3.9
Noninterest expense	1,292	1,267	1,312	2.0	(1.5)	5,117	5,058	1.2
Other intangibles	8	8	8	—	—	30	32	(6.3)

Total noninterest expense	1,300	1,275	1,320	2.0	(1.5)	5,147	5,090	1.1

Income before provision and taxes	636	666	536	(4.5)	18.7	2,415	2,188	10.4
Provision for credit losses	102	97	71	5.2	43.7	354	93	nm

Income before income taxes	534	569	465	(6.2)	14.8	2,061	2,095	(1.6)
Income taxes and taxable-equivalent adjustment	194	207	169	(6.3)	14.8	750	763	(1.7)

Net income	340	362	296	(6.1)	14.9	1,311	1,332	(1.6)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—

Net income attributable to U.S. Bancorp	$340	$362	$296	(6.1)	14.9	$1,311	$1,332	(1.6)

Average Balance Sheet Data
Loans	$143,407	$142,076	$138,695	.9	3.4	$141,301	$136,428	3.6
Other earning assets	4,250	4,304	5,476	(1.3)	(22.4)	3,947	4,704	(16.1)
Goodwill	3,681	3,681	3,681	—	—	3,681	3,682	—
Other intangible assets	2,759	2,701	2,508	2.1	10.0	2,739	2,422	13.1
Assets	158,636	156,733	154,888	1.2	2.4	155,835	151,759	2.7
Noninterest-bearing deposits	28,938	28,701	28,793	.8	.5	27,983	27,516	1.7
Interest-bearing deposits	122,074	121,119	117,392	.8	4.0	120,867	115,309	4.8

Total deposits	151,012	149,820	146,185	.8	3.3	148,850	142,825	4.2
Total U.S. Bancorp shareholders’ equity	11,425	11,489	11,353	(.6)	.6	11,468	11,192	2.5

(a)	preliminary data

Consumer and Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices. It encompasses community banking, metropolitan banking and indirect lending, as well as mortgage banking. Consumer and Business Banking contributed $340 million of the Company’s net income in the fourth quarter of 2017, compared with $296 million in the fourth quarter of 2016. Total net revenue increased $80 million (4.3 percent) due to a $99 million (8.1 percent) increase in net interest income, partially offset by a decrease of $19 million (3.0 percent) in total noninterest income. Net interest income increased year-over-year primarily due to the impact of rising rates on the margin benefit from deposits along with growth in average

U.S. Bancorp Fourth Quarter 2017 Business Line Results

January 17, 2018

loan and deposit balances, partially offset by lower spread on loans. Total noninterest income decreased year-over-year principally driven by lower mortgage banking revenue due to lower origination and sales volumes from home refinancing activities which were higher in the prior year quarter and lower margins on mortgage loan sales. Partially offsetting the impact of lower mortgage banking revenue was growth in retail leasing revenue due to stronger end-of-term gains on auto leases, higher deposit service charges and higher ATM processing services fees. Total noninterest expense in the fourth quarter of 2017 decreased $20 million (1.5 percent) from the same quarter of the prior year primarily due to lower professional services expense and lower variable compensation, partially offset by higher net shared services expense. The provision for credit losses increased $31 million (43.7 percent) primarily due to an unfavorable change in the reserve allocation reflecting slower improvements in residential mortgage and home equity credit quality compared with the fourth quarter of 2016.

U.S. Bancorp Fourth Quarter 2017 Business Line Results

January 17, 2018

WEALTH MANAGEMENT AND INVESTMENT SERVICES (a)

($ in millions)
				Percent Change
	4Q 2017	3Q 2017	4Q 2016	4Q17 vs 3Q17	4Q17 vs 4Q16	Full Year 2017	Full Year 2016	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$205	$192	$163	6.8	25.8	$763	$537	42.1
Noninterest income	424	411	406	3.2	4.4	1,646	1,589	3.6
Securities gains (losses), net	—	—	—	—	—	—	—	—

Total net revenue	629	603	569	4.3	10.5	2,409	2,126	13.3
Noninterest expense	415	401	398	3.5	4.3	1,608	1,511	6.4
Other intangibles	5	5	6	—	(16.7)	20	24	(16.7)

Total noninterest expense	420	406	404	3.4	4.0	1,628	1,535	6.1

Income before provision and taxes	209	197	165	6.1	26.7	781	591	32.1
Provision for credit losses	(2)	1	(2)	nm	—	(1)	(4)	75.0

Income before income taxes	211	196	167	7.7	26.3	782	595	31.4
Income taxes and taxable-equivalent adjustment	77	71	61	8.5	26.2	284	216	31.5

Net income	134	125	106	7.2	26.4	498	379	31.4
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—

Net income attributable to U.S. Bancorp	$134	$125	$106	7.2	26.4	$498	$379	31.4

Average Balance Sheet Data
Loans	$8,802	$8,598	$7,652	2.4	15.0	$8,420	$7,268	15.9
Other earning assets	168	158	145	6.3	15.9	157	141	11.3
Goodwill	1,569	1,568	1,567	.1	.1	1,568	1,567	.1
Other intangible assets	74	79	93	(6.3)	(20.4)	81	101	(19.8)
Assets	11,979	11,498	10,661	4.2	12.4	11,588	10,358	11.9
Noninterest-bearing deposits	14,766	14,715	15,103	.3	(2.2)	14,819	13,716	8.0
Interest-bearing deposits	58,593	56,647	53,914	3.4	8.7	57,536	49,923	15.2

Total deposits	73,359	71,362	69,017	2.8	6.3	72,355	63,639	13.7
Total U.S. Bancorp shareholders’ equity	2,345	2,381	2,392	(1.5)	(2.0)	2,373	2,382	(.4)

(a)	preliminary data

Wealth Management and Investment Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Investment Services contributed $134 million of the Company’s net income in the fourth quarter of 2017, compared with $106 million in the fourth quarter of 2016. Total net revenue increased $60 million (10.5 percent) year-over-year driven by an increase in net interest income of $42 million (25.8 percent) principally due to the impact of rising rates on the margin benefit from deposits along with growth in average loan and deposit balances. Total noninterest income

U.S. Bancorp Fourth Quarter 2017 Business Line Results

January 17, 2018

increased $18 million (4.4 percent) principally due to favorable market conditions and net asset and account growth. Total noninterest expense increased $16 million (4.0 percent) primarily as a result of higher compensation expense, reflecting the impact of higher staffing and merit increases, and higher net shared services expense, partially offset by lower professional services expense. The provision for credit losses was flat compared with the prior year quarter.

U.S. Bancorp Fourth Quarter 2017 Business Line Results

January 17, 2018

PAYMENT SERVICES (a)

($ in millions)

				Percent Change
	4Q 2017	3Q 2017	4Q 2016	4Q17 vs 3Q17	4Q17 vs 4Q16	Full Year 2017	Full Year 2016	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$570	$563	$562	1.2	1.4	$2,223	$2,141	3.8
Noninterest income	927	920	911	.8	1.8	3,613	3,562	1.4
Securities gains (losses), net	—	—	—	—	—	—	—	—

Total net revenue	1,497	1,483	1,473	.9	1.6	5,836	5,703	2.3
Noninterest expense	693	708	660	(2.1)	5.0	2,761	2,601	6.2
Other intangibles	30	30	30	—	—	121	119	1.7

Total noninterest expense	723	738	690	(2.0)	4.8	2,882	2,720	6.0

Income before provision and taxes	774	745	783	3.9	(1.1)	2,954	2,983	(1.0)
Provision for credit losses	288	270	254	6.7	13.4	1,082	869	24.5

Income before income taxes	486	475	529	2.3	(8.1)	1,872	2,114	(11.4)
Income taxes and taxable-equivalent adjustment	177	173	193	2.3	(8.3)	682	770	(11.4)

Net income	309	302	336	2.3	(8.0)	1,190	1,344	(11.5)
Net (income) loss attributable to noncontrolling interests	—	—	(7)	—	nm	(13)	(32)	59.4

Net income attributable to U.S. Bancorp	$309	$302	$329	2.3	(6.1)	$1,177	$1,312	(10.3)

Average Balance Sheet Data
Loans	$30,157	$29,612	$29,265	1.8	3.0	$29,448	$28,549	3.1
Other earning assets	246	241	258	2.1	(4.7)	246	350	(29.7)
Goodwill	2,482	2,469	2,456	.5	1.1	2,465	2,463	.1
Other intangible assets	373	385	465	(3.1)	(19.8)	401	493	(18.7)
Assets	35,700	35,035	34,871	1.9	2.4	35,020	34,389	1.8
Noninterest-bearing deposits	1,078	1,029	964	4.8	11.8	1,037	951	9.0
Interest-bearing deposits	104	103	99	1.0	5.1	102	97	5.2

Total deposits	1,182	1,132	1,063	4.4	11.2	1,139	1,048	8.7
Total U.S. Bancorp shareholders’ equity	6,239	6,206	6,469	.5	(3.6)	6,269	6,389	(1.9)

(a)	preliminary data

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $309 million of the Company’s net income in the fourth quarter of 2017, compared with $329 million in the fourth quarter of 2016. Total net revenue increased $24 million (1.6 percent) due to an $8 million (1.4 percent) increase in net interest income and a $16 million (1.8 percent) increase in total noninterest income. Net interest income increased year-over-year primarily due to higher loan volumes and rising interest rates. Total noninterest income increased year-over-year primarily due to higher corporate payment products revenue and credit and debit card revenue driven by higher sales. Total

U.S. Bancorp Fourth Quarter 2017 Business Line Results

January 17, 2018

noninterest expense increased $33 million (4.8 percent) over the fourth quarter of 2016 principally due to higher net shared services expense, driven by costs to support business growth, and higher compensation and employee benefits expense, reflecting higher staffing to support business investment and compliance programs and merit increases. The provision for credit losses increased $34 million (13.4 percent) due to higher net charge-offs and an unfavorable change in the reserve allocation.

U.S. Bancorp Fourth Quarter 2017 Business Line Results

January 17, 2018

TREASURY AND CORPORATE SUPPORT (a)

($ in millions)

				Percent Change
	4Q 2017	3Q 2017	4Q 2016	4Q17 vs 3Q17	4Q17 vs 4Q16	Full Year 2017	Full Year 2016	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$475	$506	$447	(6.1)	6.3	$1,918	$2,060	(6.9)
Noninterest income	269	235	260	14.5	3.5	950	981	(3.2)
Securities gains (losses), net	10	9	4	11.1	nm	60	20	nm

Total net revenue	754	750	711	.5	6.0	2,928	3,061	(4.3)
Noninterest expense	1,109	227	215	nm	nm	1,718	887	93.7
Other intangibles	—	—	—	—	—	—	—	—

Total noninterest expense	1,109	227	215	nm	nm	1,718	887	93.7

Income (loss) before provision and taxes	(355)	523	496	nm	nm	1,210	2,174	(44.3)
Provision for credit losses	(30)	1	(4)	nm	nm	(31)	1	nm

Income (loss) before income taxes	(325)	522	500	nm	nm	1,241	2,173	(42.9)
Income taxes and taxable-equivalent adjustment	(937)	26	19	nm	nm	(890)	130	nm

Net income	612	496	481	23.4	27.2	2,131	2,043	4.3
Net (income) loss attributable to noncontrolling interests	(4)	(6)	(6)	33.3	33.3	(22)	(24)	8.3

Net income attributable to U.S. Bancorp	$608	$490	$475	24.1	28.0	$2,109	$2,019	4.5

Average Balance Sheet Data
Loans	$3,339	$3,336	$3,414	.1	(2.2)	$3,368	$3,517	(4.2)
Other earning assets	126,107	123,641	120,588	2.0	4.6	122,576	114,419	7.1
Goodwill	—	—	—	—	—	—	—	—
Other intangible assets	—	—	—	—	—	—	—	—
Assets	147,172	145,036	142,018	1.5	3.6	143,553	136,237	5.4
Noninterest-bearing deposits	2,201	2,150	2,060	2.4	6.8	2,093	2,081	.6
Interest-bearing deposits	2,597	852	715	nm	nm	1,217	2,312	(47.4)

Total deposits	4,798	3,002	2,775	59.8	72.9	3,310	4,393	(24.7)
Total U.S. Bancorp shareholders’ equity	18,895	18,791	18,220	.6	3.7	18,484	18,380	.6

(a)	preliminary data

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $608 million in the fourth quarter of 2017, compared with $475 million in the fourth quarter of 2016. The increase in net income of $133 million (28.0 percent) year-over-year is primarily related to the notable items which included the impacts of tax reform, a special bonus to eligible employees, a charitable contribution to the U.S. Bank Foundation and a regulatory and legal accrual. Total net revenue increased

U.S. Bancorp Fourth Quarter 2017 Business Line Results

January 17, 2018

$43 million (6.0 percent) due to a $28 million (6.3 percent) increase in net interest income and a $15 million (5.7 percent) increase in total noninterest income. Net interest income increased year-over-year principally due to growth in the investment portfolio. Total noninterest income increased year-over-year primarily due to lower loan-related charges. Total noninterest expense increased $894 million over the fourth quarter of 2016 principally due to the impacts of the notable items including a special bonus to eligible employees, a charitable contribution to the U.S. Bank foundation and a regulatory and legal accrual. The provision for credit losses decreased by $26 million primarily due to lower net charge-offs reflecting higher recoveries in the current quarter. Income tax expense decreased by $956 million primarily due to the impacts of tax reform on the Company’s tax related assets and liabilities.